Exhibit 99.1

 Mr. Cooper Group Completes Sale of Title365 for $500 million

DALLAS--(BUSINESS WIRE)--July 6, 2021--Mr. Cooper Group Inc. (“Mr. Cooper”) announced today that it has completed the sale of Title365 to Blend Labs, Inc. on June 30, 2021, for $500 million, consisting of $450 million in cash and a retained interest of 9.9 percent. Consistent with previously disclosed expectations, Mr. Cooper received cash proceeds of approximately $450 million and recorded an after-tax gain of approximately $350 million.

“This sale and our ability to swiftly and smoothly close this transaction reinforces our commitment to growth and profitability, and is another step we are taking to transform Mr. Cooper into the leading non-bank mortgage company,” commented Chairman and CEO Jay Bray.

“Additionally, this transaction adds meaningfully to our tangible book value and liquidity, which puts us in an excellent position to accelerate both growth in our businesses and drive significant incremental shareholder value.”

Wachtell, Lipton, Rosen & Katz acted as legal advisor to Mr. Cooper Group and Houlihan Lokey acted as financial advisor to Mr. Cooper Group.

About Mr. Cooper Group

Mr. Cooper Group Inc. (NASDAQ: COOP) provides quality servicing, origination and transaction-based services related principally to single-family residences throughout the United States with operations under its primary brands: Mr. Cooper® and Xome®. Mr. Cooper is one of the largest home loan servicers in the country focused on delivering a variety of servicing and lending products, services and technologies. For more information, visit www.mrcoopergroup.com.

Contacts

Investor Contact:
Kenneth Posner, SVP Strategic Planning and Investor Relations
(469) 426-3633
Shareholders@mrcooper.com

Media Contact:
Christen Reyenga, VP Corporate Communications
MediaRelations@mrcooper.com